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                            MERIDIAN BANCORP, INC.
                             35 NORTH SIXTH STREET
                          READING, PENNSYLVANIA 19603
                                (610) 655-2000

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON FEBRUARY 6, 1996

  A Special Meeting of Shareholders (including any adjournment or postponement, the "Meridian Special Meeting") of MERIDIAN BANCORP, INC. ("Meridian") will be held at The Cloisters at Saint Joseph, located at 1040 Nicolls Street, Reading, Pennsylvania, at 8:30 a.m., local time, on February 6, 1996, to consider the following matters:

    (1) the adoption of the Agreement and Plan of Merger, dated as of October 10, 1995 (the "Merger Agreement"), by and between CoreStates Financial Corp ("CoreStates") and Meridian, pursuant to which Meridian will merge with and into CoreStates (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement, as more fully described in the attached Joint Proxy Statement/Prospectus; and

    (2) transacting such other business, including a motion to adjourn, as may properly be brought before the Meridian Special Meeting.

  In accordance with the By-laws of Meridian, the Board of Directors has fixed the close of business on December 26, 1995, as the time for determining shareholders of record entitled to notice of, and to vote at, the Meridian Special Meeting. Only holders of record, as of such date, of shares of Meridian common stock will be entitled to vote at the Meridian Special Meeting.

  Each share of Meridian common stock will entitle the record holder thereof to one vote on each matter put to a vote at the Meridian Special Meeting.

                                          By order of the Board of Directors,

                                          /s/ William L. Gaunt
                                          William L. Gaunt
                                          Secretary

January 5, 1996

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. IF YOU ATTEND THE MERIDIAN SPECIAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.